Exhibit 99.1

Contact: Safeco Investor Relations

Neal Fuller, 206-545-5537

Contact: Safeco Media Relations

Paul Hollie, 206-545-3048

SAFECO REVISES PUGET SOUND REAL ESTATE STRATEGY

Company Plans to Establish Headquarters in Downtown Seattle

SEATTLE – (March 24, 2006) – Safeco (NASD: SAFC) today announced a revised real estate strategy for its Puget Sound operations that calls for the company to lease space rather than build and own office facilities. This is a lower-cost solution that also provides the company with greater flexibility to pursue telecommuting and virtual workplace alternatives through the use of technology.

Under the new plan, Safeco intends to place its University District building complex on the market and lease space in downtown Seattle for headquarters employees. The company will not consolidate Puget Sound operations in the U-District as previously announced. The sale of the company’s Redmond campus will move forward, and employees who currently work on the campus will relocate to a yet-to-be-determined Eastside site by 2008. Approximately 700 employees will continue to work in leased space in the U-District.

“We explored many alternatives and feel this course affirms our commitment to Seattle and the Puget Sound region and positions Safeco to be a successful, low-cost provider in a competitive insurance market,” said Paula Rosput Reynolds, Safeco president and chief executive officer. “It also lays the groundwork for the use of technology to create a more virtual workforce, giving our employees more options and helping ease our region’s traffic congestion.”

Safeco will begin immediately to evaluate office space availability in downtown Seattle and on the Eastside. The company is currently working to determine its square-footage requirements for each new location and expects the site evaluation process to take several months to complete.

Safeco, in business since 1923, is a Fortune 500 property and casualty insurance company based in Seattle. The company sells insurance to drivers, home owners and owners of small- and mid-sized businesses through a national network of independent agents and brokers.

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FORWARD-LOOKING INFORMATION CONTAINED IN THIS

NEWS RELEASE IS SUBJECT TO RISK AND UNCERTAINTY

Forward-looking information contained in this release is subject to risk and uncertainty. Information contained in this release that relates to Safeco’s anticipated real estate strategy, financial performance, business prospects and plans, and similar matters are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Statements in this release that are not historical information are forward-looking. Our business is subject to certain risks and uncertainties that may cause actual results to differ materially from those suggested by the forward-looking statements in this release, including changes in the greater Seattle real estate market, general economic and business conditions in the insurance industry, and changes in our business strategies. Additional information on factors that may impact these forward-looking statements can be found in Item 1A “Risk Factors” in our 2005 Annual Report on Form 10-K.